FOR IMMEDIATE RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal R. Engman	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

April 24, 2019

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES FIRST QUARTER FINANCIAL AND OPERATING RESULTS AND QUARTERLY DIVIDEND

Washington Real Estate Investment Trust (“WashREIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended March 31, 2019:

First Quarter 2019 Highlights

Net Income and NAREIT Funds from Operations (FFO)(1)

•
Net loss attributable to controlling interests was $4.4 million, or $0.06 per diluted share, compared to net income attributable to the controlling interests of $3.3 million, or $0.04 per diluted share in the first quarter of 2018. The net loss in the first quarter of 2019 was primarily attributable to a real estate impairment of $8.4 million

•	NAREIT Funds from Operations (FFO) was $33.5 million, or $0.42 per diluted share, compared to $35.2 million, or $0.45 per diluted share, in the first quarter of 2018
Core FFO(1)and Operational Performance

•	Reported Core FFO of $0.44 per diluted share, compared to $0.46 per diluted share in first quarter 2018

•	Grew same-store(2) Net Operating Income ("NOI") by 2.9% and cash NOI(3) by 3.8% over first quarter 2018

•	Grew same-store multifamily NOI and cash NOI by 4.4% over first quarter 2018

•	Grew same-store retail NOI by 4.5% and cash NOI by 6.1% over first quarter 2018

•	Grew same-store office NOI by 1.3% and cash NOI by 2.3% over first quarter 2018
Commercial Leasing Activity

•	Leased 264,000 square feet of space, including 138,000 square feet of new leases

•	Achieved several key office leasing goals including leasing the top two floors of Watergate 600 in Washington, DC and multiple Space+ suites at Arlington Tower in Rosslyn, VA

•	Achieved a weighted average term of 11.1 years on new leases and 7.7 years on renewal leases

Recent Highlights (subsequent to quarter-end)

Investment Activity

•	Entered into a contract to purchase a 2,113 unit Class B value-add multifamily portfolio for approximately $461 million and announced plans to sell commercial assets to match fund the acquisition

•	Entered into a contract to sell Quantico Corporate Center in Stafford, VA, for approximately $33 million. The transaction is expected to close in the second quarter of 2019.

Retail Leasing Activity

•	Executed leases for the 28,000 square foot former hhgregg vacancy at Centre at Hagerstown in Hagerstown, MD, and 23,000 square foot former hhgregg vacancy at Frederick Crossing in Frederick, MD

"We are pleased to have delivered solid commercial leasing volumes and robust multifamily rent growth in the first quarter," said Paul T. McDermott, President and Chief Executive Officer. "Moreover, we are excited to be allocating significant capital into value-add multifamily, which remains fundamentally strong in the DC Metro region, and out of select legacy commercial assets. We are working hard to accelerate our leasing and strategic capital allocation goals and expect our execution to meaningfully de-risk our long-term cash flows and generate a higher risk-adjusted return for our shareholders."

Washington Real Estate Investment Trust

Operating Results

The Company's overall portfolio NOI was $54.0 million for the quarter ended March 31, 2019, compared to $55.0 million in the corresponding prior year period as higher same-store portfolio NOI was offset by a decrease in non-same-store portfolio NOI due to the dispositions of 2445 M Street and Braddock Metro Center in 2018.

Same-store portfolio NOI for the first quarter increased by 2.9% on a year-over-year basis, primarily due to higher rental rates and average occupancy(5) in the multifamily and retail portfolios, as well as higher reimbursements and lease termination income in the office portfolio.

Same-store portfolio by sector:

▪
Office: 46% of Same-Store NOI - Same-store NOI increased by 1.3% and cash NOI increased by 2.3% compared to the corresponding prior year period, primarily due to higher reimbursements and lease termination fees. Same-store office average occupancy(6) declined by 170 basis points year-over-year and 180 basis points sequentially primarily due to the termination of the master lease for the top two floors at Watergate 600 that have now been backfilled with lease commencement expected in early 2020. The same-store office portfolio was 90.4% occupied and 93.0% leased at quarter end.

▪
Multifamily: 30% of Same-Store NOI - Same-store NOI and cash NOI increased by 4.4%, compared to the corresponding prior year period, as the Company achieved 260 basis points of year-over-year rental rate growth and 400 basis points of first quarter renewal trade-outs, while maintaining 95.4% average unit occupancy. At quarter end, the same-store multifamily portfolio was 95.5% occupied on a unit basis and 97% leased.

▪
Retail: 24% of Same-Store NOI - Same-store NOI increased by 4.5% and cash NOI increased by 6.1% compared to the corresponding prior year period, as average occupancy gains, higher reimbursements and lower provisions for bad debt more than offset higher operating expenses. Same-store ending occupancy(5) was 80 basis points higher year-over-year driven by new lease commencements at several neighborhood and community-anchored shopping centers. The same-store retail portfolio was 91.9% occupied and 92.9% leased at quarter end.

Leasing Activity

During the first quarter, WashREIT signed commercial leases totaling 264,000 square feet, including 138,000 square feet of new leases and 126,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis).

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	90,000	13.7	1.7	$62.31	26.1%	$182.06	$39.01
Retail	48,000	6.5	1.8	12.11	4.1%	18.72	5.57
Total	138,000	11.1	1.7	44.66	23.7%	124.62	27.25

Renewal:
Office	86,000	9.8	10.9	$45.95	5.6%	$19.63	$4.91
Retail	40,000	3.5	—	29.40	11.8%	0.45	1.00
Total	126,000	7.7	8.4	40.37	7.0%	13.52	3.67

Office tenant improvements per foot per year of term for new leases were approximately $13.30 driven by the 51,000 square foot lease signed at Watergate 600 that had no free rent associated with it. As a result, the weighted average

Washington Real Estate Investment Trust

free rent for new office leases was only 1.7 months, while the weighted average term of new office leases was 13.7 years.

Acquisitions

Subsequent to quarter-end, WashREIT entered into a contract to purchase a 2,113 unit multifamily portfolio for approximately $461 million. The multifamily portfolio consists of Class B, garden-style apartments located at 205 Century Place, Alexandria, VA; 13690 Legacy Circle, Herndon, VA; 2511 Farmcrest Drive, Herndon, VA; 10519 Lariat Lane, Manassas, VA; 86 Heritage Way, NE, Leesburg, VA; 2 Observation Court, Germantown, MD and 99 Watkins Mill Road, Gaithersburg, MD.

The portfolio is approximately 95% occupied and in close proximity to major regional highways that provide excellent access to prime employment concentrations throughout the Washington metro region including: downtown Washington, DC; Crystal City/Pentagon City; the Rosslyn-Ballston Corridor; Tysons; Reston/Herndon; Route 28 South; Alexandria and the I-270 Corridor.

The Company expects to implement appropriately scoped, value-add unit renovations across most of the acquired portfolio and to grow rents by upgrading these well-located and desirable communities.

WashREIT expects to close the acquisition in the second quarter of 2019, potentially in multiple closings, subject to due diligence and the satisfaction of customary closing conditions.

Dispositions

On April 2, 2019, WashREIT announced that it plans to sell select commercial assets to match fund the multifamily acquisition mentioned-above and expects to provide further information upon entering into agreements to sell the assets. These planned asset sales are in addition to the Company's previously contemplated dispositions.

The additional dispositions are expected to close primarily in the third quarter. WashREIT has term loan commitments from members of its bank group to provide interim funding prior to completing the planned asset sales.

The Company has also signed a contract to sell Quantico Corporate Center in Stafford, VA, for approximately $33 million. WashREIT recognized an $8.4 million impairment charge during the first quarter of 2019 to reduce the carrying value of the asset to its estimated fair value. This sale transaction is a part of the Company's previously contemplated dispositions and is expected to close in the second quarter of 2019.

Earnings Guidance

Given the pending asset acquisition transaction and additional dispositions described above, WashREIT is not providing an outlook for the remainder of 2019 or updating or affirming its previously issued 2019 Core FFO guidance range (or the underlying assumptions) at this time.

Dividends

On March 29, 2019, WashREIT paid a quarterly dividend of $0.30 per share.

WashREIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on June 28, 2019 to shareholders of record on June 14, 2019.

Conference Call Information

The Conference Call for First Quarter 2019 Earnings is scheduled for Thursday, April 25, 2019 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

Washington Real Estate Investment Trust

The instant replay of the Conference Call will be available until Thursday, May 9, 2019 at 11:00 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-481-4010
International Toll Number:        1-919-882-2331
Conference ID:                41511

The live on-demand webcast of the Conference Call will be available on the Investor section of WashREIT's website at www.washreit.com. Online playback of the webcast will be available for two weeks following the Conference Call.

About WashREIT

WashREIT owns and operates uniquely positioned real estate assets in the Washington D.C. market. Backed by decades of experience, expertise and ambition, we create value by transforming insights into strategy and strategy into action. Our current portfolio of 48 properties includes approximately 6.1 million square feet of commercial space and 4,268 multifamily apartment units. These 48 properties consist of 19 office properties, 16 retail centers and 13 multifamily properties. Our shares trade on the NYSE and our company had an enterprise value of more than $3 billion as of December 31, 2018. With a track record of driving returns and delivering satisfaction, we are a trusted authority in one of the nation's most competitive real estate markets.
Note: WashREIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WashREIT to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the risks associated with the ownership of real estate in general and our real estate assets in particular; the risk of failure to complete contemplated acquisitions and dispositions, including completion of the acquisition and disposition transactions described in this earnings release; the economic health of the greater Washington Metro region; fluctuations in interest rates; reductions in or actual or threatened changes to the timing of federal government spending; the risks related to use of third-party providers and joint venture partners; the ability to control our operating expenses; the economic health of our tenants; the supply of competing properties; shifts away from brick and mortar stores to ecommerce; the availability and terms of financing and capital and the general volatility of securities markets; compliance with applicable laws, including those concerning the environment and access by persons with disabilities; terrorist attacks or actions and/or cyber attacks; weather conditions and natural disasters; ability to maintain key personnel; failure to qualify and maintain our qualification as a REIT and the risks of changes in laws affecting REITs; and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2018 Form 10-K and subsequent Quarterly Reports on Form 10-Q. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events, or otherwise.

(1) Funds From Operations (“FFO”) - NAREIT FFO is a widely used measure of operating performance for real estate companies. We provide NAREIT FFO as a supplemental measure to net income calculated in accordance with GAAP. Although NAREIT FFO is a widely used measure of operating performance for REITs, NAREIT FFO does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. In addition, NAREIT FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity. In its 2018 NAREIT White Paper Restatement, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines NAREIT FFO as net income (computed in accordance with GAAP) excluding gains (or losses) associated with sales of properties, impairments of depreciable real estate, and real estate depreciation and amortization. We consider NAREIT FFO to be a standard supplemental measure for REITs because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that NAREIT FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures

Washington Real Estate Investment Trust

and fund other needs. Our NAREIT FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of WashREIT's operating portfolio and affect the comparative measurement of WashREIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs, severance expenses and other expenses related to corporate restructuring and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of WashREIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store”, “non-same-store” or discontinued operations. Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(3) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain or loss on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We believe that NOI and cash NOI are useful performance measures because, when compared across periods, they reflect the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. NOI and cash NOI excludes certain components from net income in order to provide results more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. As a result of the foregoing, we provide each of NOI and cash NOI as a supplement to net income, calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI and cash NOI should not be considered alternatives to these measures as an indication of our operating performance.

(4) Ending Occupancy is calculated as occupied square footage or multifamily units as a percentage of total square footage or multifamily units, respectively, as of the last day of that period.

(5) Average Occupancy is based on monthly occupied net rentable square footage or monthly occupied multifamily units as a percentage of total net rentable square footage or total multifamily units, respectively.

Washington Real Estate Investment Trust

Ending Occupancy Levels by Same-Store Properties (i) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	1st QTR	1st QTR	1st QTR	1st QTR
Segment	2019	2018	2019	2018
Multifamily (calculated on a unit basis)	95.5%	95.2%	95.5%	95.2%

Multifamily	95.6%	95.4%	95.6%	95.4%
Office	90.4%	92.3%	89.6%	92.8%
Retail	91.9%	91.1%	91.9%	91.1%

Overall Portfolio	92.8%	93.2%	92.3%	93.3%

(i) Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which we have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared. For Q1 2019 and Q1 2018, same-store properties exclude:

Acquisitions:
Office - Arlington Tower
Sold properties:
Office - Braddock Metro Center and 2445 M Street

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
OPERATING RESULTS	2019	2018
Revenue
Real estate rental revenue	$83,174	$84,881
Expenses
Real estate expenses	29,210	29,901
Depreciation and amortization	29,547	29,969
General and administrative expenses	7,429	5,821
Lease origination expenses	378	—
Real estate impairment	8,374	1,886
	74,938	67,577

Real estate operating income	8,236	17,304
Other income (expense):
Interest expense	(12,641)	(12,827)
Loss on extinguishment of debt	—	(1,178)
	(12,641)	(14,005)

Net (loss) income	(4,405)	3,299
Less: Net income attributable to noncontrolling interests in subsidiaries	—	—
Net (loss) income attributable to the controlling interests	$(4,405)	$3,299

Net (loss) income	$(4,405)	$3,299
Depreciation and amortization	29,547	29,969
Real estate impairment	8,374	1,886
NAREIT funds from operations (1)	$33,516	$35,154

Non-cash loss on extinguishment of debt	$—	$1,178
Tenant improvements and incentives	(2,269)	(4,667)
External and internal leasing commissions capitalized	(503)	(447)
Recurring capital improvements	(318)	(623)
Straight-line rents, net	(824)	(1,203)
Non-cash fair value interest expense	(212)	(219)
Non real estate depreciation & amortization of debt costs	1,001	956
Amortization of lease intangibles, net	578	620
Amortization and expensing of restricted share and unit compensation	2,826	1,540
Funds available for distribution	$33,795	$32,289

Washington Real Estate Investment Trust

		Three Months Ended March 31,
Per share data:		2019	2018
Net (loss) income attributable to the controlling interests	(Basic)	$(0.06)	$0.04
	(Diluted)	$(0.06)	$0.04
NAREIT FFO	(Basic)	$0.42	$0.45
	(Diluted)	$0.42	$0.45

Dividends paid		$0.30	$0.30

Weighted average shares outstanding - basic		79,881	78,483
Weighted average shares outstanding - diluted		79,881	78,547
Weighted average shares outstanding - diluted (for NAREIT FFO)		79,979	78,547

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2019
	(unaudited)	December 31, 2018
Assets
Land	$612,692	$614,659
Income producing property	2,276,385	2,271,926
	2,889,077	2,886,585
Accumulated depreciation and amortization	(781,302)	(770,535)
Net income producing property	2,107,775	2,116,050
Properties under development or held for future development	97,288	87,231
Total real estate held for investment, net	2,205,063	2,203,281
Cash and cash equivalents	12,025	6,016
Restricted cash	1,368	1,624
Rents and other receivables	73,293	73,861
Prepaid expenses and other assets	116,718	132,322
Total assets	$2,408,467	$2,417,104

Liabilities
Notes payable	$995,750	$995,397
Mortgage notes payable	58,805	59,792
Line of credit	228,000	188,000
Accounts payable and other liabilities	67,279	59,567
Dividend payable	—	24,022
Advance rents	10,418	11,736
Tenant security deposits	10,019	10,112
Total liabilities	1,370,271	1,348,626

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 80,029 and 79,910 shares issued and outstanding, as of March 31, 2019 and December 31, 2018, respectively	800	799
Additional paid-in capital	1,529,916	1,526,574
Distributions in excess of net income	(498,537)	(469,085)
Accumulated other comprehensive loss	5,670	9,839
Total shareholders' equity	1,037,849	1,068,127

Noncontrolling interests in subsidiaries	347	351
Total equity	1,038,196	1,068,478

Total liabilities and equity	$2,408,467	$2,417,104

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended March 31, 2019	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$14,865	$22,938	$12,030	$49,833
Add: Net operating income from non-same-store properties(2)	—	4,131	—	4,131
Total net operating income(3)	$14,865	$27,069	$12,030	$53,964
Add/(deduct):
Interest expense				(12,641)
Depreciation and amortization				(29,547)
General and administrative expenses				(7,429)
Lease origination expenses				(378)
Real estate impairment				(8,374)
Net loss				(4,405)
Less: Net income attributable to noncontrolling interests in subsidiaries				—
Net loss attributable to the controlling interests				$(4,405)

Three months ended March 31, 2018	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$14,245	$22,652	$11,511	$48,408
Add: Net operating income from non-same-store properties(2)	(21)	6,593	—	6,572
Total net operating income(3)	$14,224	$29,245	$11,511	$54,980
Add/(deduct):
Interest expense				(12,827)
Depreciation and amortization				(29,969)
General and administrative expenses				(5,821)
Loss on extinguishment of debt				(1,178)
Real estate impairment				(1,886)
Net income				3,299
Less: Net income attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$3,299

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended March 31,
		2019	2018
Net (loss) income		$(4,405)	$3,299
Add/(deduct):
Real estate depreciation and amortization		29,547	29,969
Real estate impairment		8,374	1,886
NAREIT funds from operations(1)		33,516	35,154
Add/(deduct):
Restructuring expenses		1,896	—
Loss on extinguishment of debt		—	1,178
Core funds from operations(1)		$35,412	$36,332

		Three Months Ended March 31,
Per share data:		2019	2018
NAREIT FFO	(Basic)	$0.42	$0.45
	(Diluted)	$0.42	$0.45
Core FFO	(Basic)	$0.44	$0.46
	(Diluted)	$0.44	$0.46

Weighted average shares outstanding - basic		79,881	78,483
Weighted average shares outstanding - diluted (for NAREIT FFO and Core FFO)		79,979	78,547